Exhibit 99.1

CONTACT:

FOR IMMEDIATE RELEASE

Robert H. Barghaus

Chief Financial Officer

(203) 661-1926, ext. 6668

Jane F. Casey

Vice President

(203) 661-1926, ext. 6619

BLYTH, INC. ACQUIRES LEADING EUROPEAN

SEASONAL DECORATIONS COMPANY KAEMINGK B.V.

Company Further Expands Into Global Home Expressions Market

GREENWICH, CT, USA, July 7, 2003: Blyth, Inc. (NYSE:BTH) (the Company), a worldwide leader in the home expressions marketplace, today announced that it has acquired Kaemingk B.V., an Aalten, Netherlands-based designer and marketer of a wide range of premium seasonal decorations.  Kaemingk’s product lines feature Christmas décor, including ornaments, lighting, trim, glassware, candles and plush animals, as well as spring and summer decorative accents and tabletop products.   A purchase price was not disclosed at this time.  The Company noted that consideration for Kaemingk was within Blyth’s historical valuation practices and objectives, and that the acquisition will be accretive in fiscal year 2004.  Kaemingk’s net sales for the fiscal year ended December 31, 2002 totaled €64 million. Based on a 2003 year-to-date average conversion rate of $1.10, Kaemingk’s 2002 net sales would equal approximately $70.4 million.  The company has been owned and managed since 1992 by Jos van Tol, who will continue to manage the company.

Robert B. Goergen, Blyth’s Chairman of the Board and CEO, commenting on the acquisition, said, “As the European market leader for holiday decorations, Kaemingk is a perfect addition to Blyth’s portfolio of multi-channel, global home expressions companies.  Jos van Tol’s leadership has been instrumental in driving Kaemingk’s success, and his emphasis on customer service and on-trend products has and will continue to serve that business very well.  The strength of Kaemingk’s new product development and worldwide sourcing capabilities support their highly efficient business model.”

Kaemingk’s President, Jos van Tol, said, “Our company has experienced substantial growth over the past decade, and joining forces with a larger, multi-national organization involved in similar home expressions products and distribution channels offers opportunity for value-added synergies to both parties.  I look forward to leveraging the expertise and ideas that I anticipate Blyth and Kaemingk will share.”

Kaemingk offers approximately 8,000 products that are marketed as themed winter and spring collections.  The products are sourced primarily from Asia and Eastern Europe.  The company sells to more than 3,000 European customers in over 20 countries through showrooms, European trade shows and sales agents.  Kaemingk may be found on the Internet at www.kaemingk.com.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a home expressions company that designs, manufactures and markets an extensive line of candles and home fragrance products including scented candles, potpourri and other fragranced products, as well as tabletop illumination products and portable heating fuel, and markets a broad range of related candle accessories.  Its products are sold direct to the consumer under the PartyLite® brand, to retailers in the premium and specialty retail channels under the Colonial Candle of Cape Cod®, Colonial at HOME®, Kate’s™, Carolina® and Bloomin’ Essence™ brands, in the mass retail channel under the Florasense®, Ambria®, FilterMate® and Sterno® brands and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brand names.  Blyth also markets a broad range of Creative Expressions products, including home décor, household convenience products and giftware under the CBK®, Miles Kimball® and Exposures® brands, seasonal products under the Seasons of Cannon Falls™ and Impact™ brands, and decorative gift bags under the Jeanmarie® brand.  In Europe, Blyth’s products are also sold under the PartyLite, Colonial, Gies, Ambria, Carolina and Kaemingk brands.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the current slowing of the United States economy as a whole and the continuing weakness of the retail environment, the effects of our restructuring, the risk that we will be unable to maintain the Company’s historic growth rate, the Company’s ability to respond appropriately to changes in product demand, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, and other factors described in this press release, in the Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2003 and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2003.

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